Amendment to Agreement

This Amendment dated April 7 , 2003 is to the Agreement between Championlyte Products, Inc. (the "Company") and Knightsbridge Holdings, LLC d/b/a Knightsbridge Capital ("Knightsbridge") dated January 6, 2003, collectively (the "Parties").

I. Background The Company hereby agrees to make an Amendment to the Agreement between thc Company and Knightsbridge in view of the unforeseen efforts being expended on the Company's behalf by Knightsbridge and its principals and employees. These efforts are in addition to Knightsbridge's normal scope of activities and are therefore in addition to its normal activities.

II. Amendments The Company agrees to amend the following sections of the Agreement as follows:

A. Section 3.1.1 Monthly Cash Retainer. As of April 1, 2003, the Company shall pay to Knightsbridge a Monthly Cash Retainer in the amount of $7,500 per month. As of September 1, 2003, this Month1y Cash Retainer shall be increased to $10,000 per month until the expiration or cancellation of the Agreement

B. Section 3.1.2 Equity Based Compensation. The Warrants issued to Knightsbridge shall have an Initial Exercise Price equal to the Company's closing bid, price on the Over The Counter Bulletin Board as maintained by NASDAQ as of the date of this Agreement. Additionally, the Warrants shall have a Subsequent Exercise Price equal to 80% of the Company's closing bid price on the Over The Counter Bulletin Board as maintained by NASDAQ as of the date of Exercise by Knightsbridge.

This constitutes the Amendments to the Agreement between the Company and Knightsbridge and any subsequent amendments shall be agreed to by the Parties and evidenced in a written amendment.

Agreed and Accepted this 7th day of April 2003
By:


CHAMPIONLYTE PRODUCTS, INC.

/s/ David Goldberg
----------------------------
Its:


KNIGHTSBRIDGE CAPITAL

/s/ Robert Press
---------------------------
Its: President

KnightsBridge
Capital

January 6, 2003

Championlyte Products, Inc.
1356 N.W. Boca Raton boulevard
Boca Raton, FL 33432
Attn: Marshall Kanner, Chief Executive Officer

Gentleman:

     Knightsbridge Holdings, LLC, ("Knightsbridge") is pleased to be retained, on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as a consultant to your company, Championlyte Products, Inc. (the "Company"), to assist in a variety of areas relating to the financial, strategic, and related developmental growth of the Company (the "Engagement").

     1. Services of Knightsbridge.

     For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, we agree to provide to the Company a range of consultative and related services which may, but which will not necessarily, include the following: (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), financial, operational, managerial, strategic and other needs and objectives, (ii) preparing and coordinating with the Company and others in the development of business plans, investor presentations and financial models, (iii) identifying potential sources of private and/or public financing ("Financing Sources"), including those involving transactions requiring any issuance by the Company of either equity, debt and/or equity-linked securities ("Financing Transactions") and negotiating, structuring and advising in relation to potential Financing Transactions, (iv) identifying potential merger, acquisition, divestiture, consolidation or other combintion ("M&A Transaction") oppoitunities and
negotiating,   structuring   and  advising  in  connection  with  potential  M&A
Transactions, (v) advising and assisting the Company in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (vi) coordinating with, and advising in connection with the activities of, Outside Professionals, including without limitation attorneys, accountants, market professionals, etc.

     2. Term of Engagement.

     The Engagement shall be effective for a period of six (6) months, commencing on the date first appearing above (the "Term of Engagement"). Thereafter, the Engagement shall automatically renew on a month-to-month basis, subject to the right of the Company and/or Knightsbridge to terminate the Engagement as of the end of any given month by giving written notice to the other party at least thirty (30) days notice ("Termination"). Said right of termination shall commence upon the one month anniversary of this signing Ageement. Notwithstanding the foregoing, the Company shall not have the right to cancel this Agreement until such time as it has fulfilled all its obligations under any and all outstanding Agreements with the Advantage Fund I, LLC or its assignees.

     3.   Compensation.

In consideration for the services rendered by Knightsbridgc to the Company pursuant to the Engagement (and in addition to the expenses provided for in Paragraph 4 hereof), and throughout the Term of Engagement, the Company shall compensate Knightsbridge as follows:

     3.1  Engagement Retainer.

          3.1.1 Monthly Cash Retainer. An initial non-refundable retainer fee in an amount equal to USD $2,500 payable in cash upon the delivery of this Engagement Letter and, thereafter, a monthly retainer in an amount equal to $2,500 payable in cash on the first day of each month of the Term of Engagemmt (the "Monthly Retainer"). Invoices shall be rendered upon the first of the month and are due upon presentation. Knightsbridge shall, at its option accept shares of registered stock under the same terms/discounts/return characteristics as any funding, from The Advantage Fund I, LCC (the "Fund") or accept payments of its fees out of closings of the Fund with the Company. Knightsbridge agrees to apply any and all retainer amounts against the consideration earned under sections
3.2.2 through 3.2.2 herein after the first $50,000 fees earned under sections
3.21 through 3.2.2 are paid on each transaction.

          3.1.2 Equity-Based Incentive Compensation. Company agrees to pay to Knightsbridge an amount of common stock of the Company, upon finalization of this Agreement, in an amount not less than 2.99% of the fully diluted, shares of the Company. Company shall also issue to Knightsbridge a warrant to purchase ("warrant"), an additional 2.99% of the Company's fully diluted, shares of the company, exercisable for five (5) years at an exercise price equal to 90% of the Company's closing bid price on the Over The Counter Bulletin Board as maintained by NASDAQ as of the date of this Agreement. SHOULD THE ENGAGEMENT BE CANCELLED PRIOR TO THE END OF ITS TERM, BUT AFTER THIRTY DAYS, THEN THIS EQUITY-BASED INCENTIVE COMPENSATION SHALL VEST ON A PRO-RATA BASIS. IF THE ENGAGEMENT IS TERMINATED AT OR PRIOR TO THIRTY DAYS THEN THE COMPANY SHALL HAVE NO OBLIGATION TO KNIGHTSBRIDGE FOR ANY EQUITY-BASED INCENTIVE COMPENSATION. Company shall file a registration statement covering the shares underlying these warrants within 120 days of the date of this Engagement Letter. Company shall use its best efforts to enable the registration statement to become effective at the earliest possible time. Company shall bear any and all expenses associated with the filing of the registration statement. The shares and warrants described in this Section shall carry full ratchet anti-dilution provisions for the term of this Agreement and a period of an additional 90 days.

     3.2 Additional Conmpensation. In addition to any amounts payable pursuant to Section 3.1 above, Knightsbridge shall be paid additional compensation ("Additional Compensation") in connection with certain transactions and other events ("Compensable Events") throughout the Engagement and thereafter the amount of which Additional Compensation shall be determined in each case with reference to the following corresponding sections:

          3.2.1 Financing Transactions (Knightsbridge Introduction). For purposes of any Financing Transactions involving any Financing Source directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean (i) the total amount of gross proceeds received by, or otherwise deliverable to, the Company without condition as part of any such Financing Transaction, and (ii) any common stock or other securities of the Company (including without limitation any warrants, options and/or convertible securities) issued or otherwise transferred as a direct or indirect part of such Financing Transaction. Debt financing shall include but not be limited to any on or off balance sheet financing, mortgages, debentures, notes or convertible securities, factoring, receivables financing, or credit facilities introduced directly or indirectly to the Company by Knightsbridge. Any equity financing transaction entered into with the Advantage Fund I, LLC shall reduce the compensation to an amount equal to 50% of the schedule delineated below.

        (i) Consideration               Amount of Additional Compensation

        Equity Financing:
        $-0- to $250,000        $10,000 (minimum)
        $150,001 to $500,000    $20,000
        $500,OOl to $5 million  8% of Consideration
        $5 million+             $400,000 + 1.5% of Consideration in
                                                excess of $5 million

        Debt Financing:
        $-0- to $250,000        $2O,O00
        $250,001 to $500,000    $30,000
        $500,001 to $5 million  6% of Consideration
        $5 million+             $300,000 + 3% of Consideration in excess
                                   of $5 million for debt financing. And;

     (ii) Any Securities issue by or to the Company:    5% (in kind)

          3.2.2 M&A Transactions (Knightsbridge Introduction). For purposes of any M&A Transactions involving any entity or entities originally introduced directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean the total of all cash, assets (including without limitation any real property, personal property and intellectual property) common stock or other securities (including without limitation any warrants, options and/or convertible securities) paid by or to the Company or its shareholders, and shall further include (a) any commercial bank or other indebtedness of the Company that is repaid or for which the responsibility to pay is assumed by the Company in connection with such M&A Transaction, (b) the greater of the stated value or the liquidation value of preferred stock of the Company that is assumed or acquired by the Company that is not converted into common stock upon the consummation or such transaction, (c) the value any net operating losses transferred as part of the M&A Transaction and from which a party to such transaction expects at the time of closing to benefit, and (d) future payments for which the Company is obligated either absolutely or upon the attainment of milestones or financial results ("Company Future Payments"). Any Additional Compensation payable as a result of Company Future Payments shall be paid at closing and shall be valued at the present value of the Company Future Payments. For the purpose of calculating the present value, the Company and Knightsbridge agree to discount all Company Future Payments by a discount factor equal to 15% per annum, and where necessary, to use the projections which have been provided by the Company in the course of the M&A Transaction to quantify these amounts and their timing. Should Knightsbridge not be responsible for the entity or entities introduced to the Company under this section, Knightsbridge's compensation shall be at a rate equal to 50% of that delineated below.

        Consideration           Amount of Additional Compensation
        $-0- to $500,000        $30,000 (minimum)
        $500,001 to $5 million  5% of Consideration
        $5 million+             $250,000 + 3.0% of Consideration in excess
                                                                of $5 million

     4.   Expenses.

     In addition to any Engagement Retainers and Additional Compensation payable hereunder, and without regard to whether any Comensable Events occur hereunder, the Company shall reimburse Knightsbridge for a11 fees approved by an officer of the Company, relating to Knightsbridge's travel and out-of-pocket expenses reasonably incurred in connection with the services performed by Knightsbridge pursuant to this Engagement Letter, including without limitation, hotel, food and associated expenses and long-distance telephone calls.

Said expenses shall not exceed $500 in any 30-day period of the term unless approved by an officer, director or other authorized designee of the company.

     5. Procedure for Initiating Discussions.

     In order to coordinate our efforts with respect to a possible Transaction satisfactory to the Company, during the period of our engagement hereunder neither the Company nor any representative there (other than Knightsbridge) will initiate discussions regarding a Transaction except through Knightsbridge. In the event the Company or its management receives an inquiry regarding a Transaction, it will promptly advise Knightsbridge of such inquiry in order that Knightsbridge may evaluate such prospective purchaser and its interest and assist the Company in any resulting negotiations.

     6. Post-Termination Notice

     In addition, if at any time prior to 12 months after the termination or expiration or this Engagement Letter a Transaction is consummated, or if at any time prior to 24 months after the termination or expiration of this Engagement Letter a Transaction is consummated with any party contacted regarding a Transaction during the period of this engagement, Knightsbridge will provide the Company with written notice of the parties contacted by Knightsbridge regarding a Transaction during the period of this engagement.

     7. Non-Exclusivity of Knightsbridge Services.

     It is understood and acknowledged by the Company that Knightsbridge presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that Knightsbridge shall be under no obligation under this Engagement to restrict its abilily in any way to perform services for any other clients. It is further acknowledged that, by virtue of the nature of the services to be performed by Knightsbridge hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of Knightsbridge to the performance of such services, and Knightsbridge, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).

     8. Role of Finder.

     In connection with any Financing Transactions hereunder, the Company acknowledges that Knightsbridge is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that Knightsbridge cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company. While Knightsbridge has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, Knightsbridge's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, a "finder" of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.

     9. Referral Fees.

     Any referral fees payable in connection with any Compensable Transactions shall be the exclusive responsibility of, and shall be paid by Knightsbridge.

     10. Cooperation by Company.

     In order to enable Knightsbridge to provide the services requested, the Company agrees to provide to Knightsbrigde, among other things, all information reasonably requested or required by Knightsbridge including without limitation information concerning historical and projected financial results with respect to the Company and its subsidiaries and possible and known litigious, environmental and contingent liabilities. The Company also agrees to make available to Knightsbridge such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Knightsbridge may reasonably request.

     11.  Reliance  by   Knightsbridge   on  Accuracy  of  Information;   12(b)5
Representation.

     The Company recognizes and acknowledges that, in advising the Company and in fulfilling the engagement hereunder, Knightsbridge will use and rely on data, material and other information furnished to Knightsbridge by the Company. The Company agrees that Knightsbridge may do so without independently verifying the accuracy or completeness of such data, material or other information. The Compnny represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstanccs under which they were made, not misleading.

     12. Confidentiality.

     If any of the data, material or other information is non-public or confidential when revealed or otherwise shared with representatives of Knightsbridge, and identified in writing as such at the time it is revealed or shared ("Confidential Information"), Knightsbridge and its officers, directors, employees, agents and associates shall hold all Confidential Informaition in complete and strict confidence and will not, without prior written consent of the Company, in each instance, disclose any Confidential Information, in whole or part, to any other person or for any other purpose than is expressly approved by the Company in writing. To the extent that disclosure of Confidential Information is approved by the Company in writing, excepting information required to be disclosed by legal process, law or regulation. Knightsbridge agrees that each party or individual to whom such disclosure is made shall be informed of the confidential nature of the information disclosed and be obligated to sign standard non-disclosure agreements.

     13. Indeminification.

     Each party (an "Indemnifying Party") hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney's fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings or the Indemnifying Party contained in or made pursuant to this Engagement Letter.

     14. Miscellaneous.

          (a) This Engagement 1etter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

          (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to Knightsbridge, to:                Knightsbridge Holdings, LLC
                                        2999 NE 199th  Street,  Penthouse 2
                                        Aventura, FL  33180
                                        Attn:  Ms. Alyce Schreiber
                                        Fax: (305) 932-3697

If to the Company, to:                  ChampionLyte Products, Inc.
                                        1356 N.W. Boca Raton Blvd
                                        Boca  Raton, FL  33432
                                        Attn: Mr. Marshall Kanner, President
                                        Fax: (561)-417-6888

          (c) This Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

          (d) The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder. This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms. The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

          (e)  This  Engagement   Letter  may  be  executed  in  any  number  of
counterparts, each of which together shall constitute one and the same original document.

          (f) No provision of this Engagement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.

          (g) This Engagement Letter shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Engagement Letter shall be adjudicated before a court located in Dade County Florida, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in Dade County, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party. Company agres to waive a trial by jury for any dispute requiring adjudication before a court of law .

          (h) The Company hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by Knightsbridge to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by Knightsbridge to have been originally introduced to thc Company by Knightsbridge to have been originally introduced to the Company by Knightsbridge.

If the foregoing correctly sets forth the understanding between Knightsbridge and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.


                                        KNIGHTSBRIDGE  Holdings,  LLC


                                        By: /s/ Robert  Press
                                           -------------------------------
                                           Robert Press, President
                                           For the Managing Member

Acceptcd and Agreed:

[CHAMPIONLYTE PRODUCTS, INC.]

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

If the foregoing correctly sets forth the understanding between Knightsbridge and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.

                                        KNIGHTSBRIDGE  Holdings,  LLC


                                        By: /s/ Robert  Press
                                           -------------------------------
                                           Robert Press, President
                                           For the Managing Member

Acceptcd and Agreed:

[CHAMPIONLYTE PRODUCTS, INC.]

By:/s/ Marshall Kanner
   -------------------------------
Name: Marshall Kanner
     -----------------------------
Title: COO
      ----------------------------



                                     Page 7